Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2019 OPERATING RESULTS AND BALANCE SHEET CHANGES
DALTON, GEORGIA (November 7, 2019) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended September 28, 2019. For the third quarter of 2019, the Company had net sales of $95,447,000 as compared to $101,562,000 in the same period in 2018, a decrease of 6.0%. In the third quarter of 2019 our sales, exclusive of sales through the mass merchant channel, were down 1.5% relative to the third quarter of 2018. We have seen changes in our mass merchant sales as this channel has shifted more to hard surface flooring products, and we did not repeat a large initial stocking order to this channel which occurred during this period in 2018.

For the third quarter of 2019, the Company had a loss from continuing operations of $2,577,000 or $0.16 per diluted share; however, adjusting for costs associated with facility restructuring and related inventory impairments, the Company had a loss of $1,452,000 for the third quarter of 2019. For the third quarter of 2018, the Company reported a loss from continuing operations of $2,922,000 or $0.19 per diluted share on a higher level of sales.
Unusual expenses during the period included $1.1 million in restructuring related expenses including facility consolidations related to the relocation of our west coast distribution center, inventory write downs for Atlas white dyeable products, and severance expenses. Other unusually high expenses during the period were medical costs associated with our traditional preferred provider network plans. Both of these medical plans were replaced in the third and early fourth quarter of this year.
Early in the fourth quarter of 2019, we sold our Susan Street facility and signed a lease with options for a period of up to twenty years. The gain on the sale is approximately $25 million, or over $1.50 per share. Our senior credit facility was paid down by $36 million as a result of the sale. Our total debt reduction from the third quarter of 2018 through the completion of this transaction is $55 million. Our total debt, after the completion of the sale of the Susan Street facility, was $86 million. Our equity, after the completion of this transaction, has risen by over 50%. Total accessible borrowing availability, subsequent to our closing of the sale of Susan Street, was $22 million.
Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our residential carpet product sales were down 10.9% for the quarter as compared to the prior year. Our residential carpet sales, without our mass merchant channel, were lower for the third quarter year over year period by 5.1%, thus significantly stronger than our mass merchant channel.
Our EnVision 6,6™ program continues gaining traction in the market. We continue to expand this program which brings exceptional value to the customer. We have seen growth in our west coast offering through both Masland California Classics and the Dixie Home Pacific Living Quick Ship Collection. Both of these programs are serviced out of our Santa Ana, California facility, providing shorter delivery times for our west coast marketplace.
Our residential luxury vinyl flooring and wood sales experienced a greater than 40% increase in sales in the third quarter of the current fiscal year as compared to the same period in the prior year. During the third quarter of 2019, we had great traction with our new TRUCOR™ SPC offering, including placement of over 2,000 displays in the retail community, and by the end of the quarter, TRUCOR™ represented a significant percentage of our total luxury vinyl sales. During the fourth quarter of 2019, we are expanding our TRUCOR™ line with the addition of TRUCOR Prime™, a WPC construction, offered by our Dixie Home and Masland sales forces. By the end of 2019, we anticipate having over 4,800 TRUCOR™ and TRUCOR Prime™ displays in the market. During the first quarter of 2020, we are expanding our TRUCOR™ rigid core offering with 47 new innovative products in the SPC and WPC constructions. To further drive growth in this segment, during the fourth quarter of 2019 and the first quarter of 2020, we are making investments in

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The Dixie Group Reports Third Quarter 2019 Results

November 7, 2019

talent by adding hard surface sales people in key markets. These investments in product and talent will accelerate our hard surface growth going forward.

Our commercial carpet product sales in the third quarter were down less than 1% while the industry we believe was down in the low single digits as compared to the same period in the prior year. Our commercial luxury vinyl flooring sales were up over 40% comparing the third quarter of 2019 with the same quarter in 2018.
Our commercial division has launched a number of new offerings for 2019 with particular emphasis on modular carpet tile offerings. We are especially excited about the launch of our Sustaina™ modular tile backing system. This system is a PVC and polyurethane free cushion modular carpet tile backing with very high recycled content. The product is breathable and able to be installed in environments up to 99% relative humidity and up to a pH of 12 when utilizing our custom formulated Sustaina™ 99 adhesive. The product provides the cushion backing benefits of increased under foot comfort, appearance retention and sound absorption.  We have just launched “Crafted” with our Sustaina™ backing system. This product has an 81.5% total recycled content, the highest available on the market today. These unique products, differentiating us in the market place and fulfilling the needs of our discerning environmentally conscious customers, will accelerate our growth.

The sale of our Susan Street facility has restored our balance sheet, dramatically lowered our debt and increased funds available under our senior credit facility. We feel this transaction puts us on solid footing as we head into 2020 with a complete floorcovering product line for the discerning consumer in both our residential and commercial markets,” Frierson concluded.
Our gross profit for the third quarter of 2019 was 22.1% of net sales as compared to a gross profit of 21.5% in the third quarter of 2018. Included in our cost of sales for the period was $82 thousand in inventory write downs related to our restructuring.
Selling and administrative expenses for the third quarter of 2019 were 22.0% of net sales, a decrease of 0.7 percentage points from our level of 22.7% in the third quarter of 2018. The decrease in our selling and administrative costs is primarily due to the Profit Improvement Plan we initiated in the fourth quarter of 2017 as we consolidated our two commercial management businesses.
We had $1.125 million in expenses related to our Profit Improvement Plan during the period. The facility restructuring as a result of the Profit Improvement Plan is nearing completion. We anticipate approximately $600 thousand in added expenses in the fourth quarter, the bulk of that from dropping additional products as we continue to rationalize our commercial white dyeable product offering.
Our receivables increased $2.4 million since the beginning of the year due to our normal seasonal pattern. Inventories decreased $6.7 million since the beginning of the year due to better management of inventories. For the first three quarters of 2019 our capital expenditures, including those financed through capital leases, were $3.1 million as compared to depreciation and amortization of $8.8 million. Our capital expenditures for the year of 2019 are planned at a maintenance level of approximately $4 million.
Interest expense for the year to date was up due to higher interest rates from a year ago. Our debt decreased $3.0 million during the quarter and $3.9 million for the year to date.
Our sales excluding sales to the mass merchant channel for the first 5 weeks of the quarter are approximately 3.9% behind the same period in 2018.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/. The simulcast will begin at approximately 10:00 a.m. Eastern Time on November 7, 2019. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 2141978 at least ten minutes before the appointed time. A seven day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 2141978 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2019 Results

November 7, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

NET SALES	$95,447	$101,562	$284,448	$306,858
Cost of sales	74,373	79,675	220,962	238,247
GROSS PROFIT	21,074	21,887	63,486	68,611
Selling and administrative expenses	21,036	23,033	63,810	69,954
Other operating expense (income), net	37	(845)	145	421
Facility consolidation and severance expenses, net	1,043	529	4,859	936
Impairment of assets	—	349	3	349
OPERATING LOSS	(1,042)	(1,179)	(5,331)	(3,049)
Interest expense	1,648	1,664	5,085	4,840
Other income, net	(4)	(3)	(42)	—
Loss from continuing operations before taxes	(2,686)	(2,840)	(10,374)	(7,889)
Income tax (benefit) provision	(109)	82	25	(110)
Loss from continuing operations	(2,577)	(2,922)	(10,399)	(7,779)
Income (loss) from discontinued operations, net of tax	23	(40)	(43)	94
NET LOSS	$(2,554)	$(2,962)	$(10,442)	$(7,685)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.16)	$(0.19)	$(0.66)	$(0.49)
Discontinued operations	0.00	0.00	(0.00)	0.01
Net loss	$(0.16)	$(0.19)	$(0.66)	$(0.48)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.16)	$(0.19)	$(0.66)	$(0.49)
Discontinued operations	(0.00)	0.00	(0.00)	0.01
Net loss	$(0.16)	$(0.19)	$(0.66)	$(0.48)

Weighted-average shares outstanding:
Basic	15,899	15,786	15,864	15,754
Diluted	15,899	15,786	15,864	15,754

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The Dixie Group Reports Third Quarter 2019 Results

November 7, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 28, 2019	December 29, 2018
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$19	$18
Receivables, net	44,980	42,542
Inventories, net	98,507	105,195
Prepaids and other current assets	7,174	5,204
Total Current Assets	150,680	152,959

Property, Plant and Equipment, Net	78,594	84,111
Operating Lease Right-Of-Use Assets	7,795	—
Other Assets	17,140	15,708
TOTAL ASSETS	$254,209	$252,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$21,192	$17,779
Accrued expenses	33,724	30,852
Current portion of long-term debt	7,100	7,794
Current portion of operating lease liabilities	1,821	—
Total Current Liabilities	63,837	56,425

Long-Term Debt	117,049	120,251
Operating Lease Liabilities	6,390	—
Other Long-Term Liabilities	19,039	17,118
Stockholders' Equity	47,894	58,984
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$254,209	$252,778

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The Dixie Group Reports Third Quarter 2019 Results

November 7, 2019

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
	September 28, 2019	September 29, 2018
Net loss as reported	$(2,554)	$(2,962)
Income (loss) from discontinued operations	23	(40)
Loss from continuing operations	(2,577)	(2,922)
Inventory write-downs related to Profit Improvement Plan	82	963
Facility consolidation and severance expenses, net	1,043	529
Impairment of assets	—	349
Tax effect	—	—
Profit Improvement Plan related expenses	1,125	1,841
Loss	$(1,452)	$(1,081)
Diluted shares	15,899	15,786
Adjusted loss per diluted share	$(0.09)	$(0.07)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

Sale of Susan Street Facility
October 22, 2019
Approximate Gain on Sale of Susan Street Facility	$25,000
Weighted Average Shares Outstanding for the Quarter	15,899
Gain Per Share	$1.57

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